Exhibit 10 13

[REDACTED] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

MASTER SERVICES AGREEMENT

This Master Services Agreement (hereinafter the “Agreement”) is made and entered into as of June 19, 2025 (the “Effective Date”), by and between NASCO PRODUCTS, LLC, a Delaware limited liability company, having its principal place of business at 321 Farmington Road, Mocksville, North Carolina 27028 (“Nasco”); 22ND CENTURY GROUP, INC., a Nevada Corporation (“22nd Group”); 22nd CENTURY LIMITED, LLC, a Delaware limited liability company (“22nd Limited” and together with 22nd Group and Nasco, the “Supplier”) and MURPHY OIL USA, INC., a Delaware corporation, having its principal place of business at 200 Peach Street, El Dorado, Arkansas 71730 (“Murphy”). As used herein, the term “party” shall mean either Supplier or Murphy and the term “parties” shall mean Supplier and Murphy.

RECITALS

A.22nd Century is the exclusive owner in the United States of America of the PINNACLE® trademark as described in Exhibit A (the “Trademark”), and is a licensee of certain predicate tobacco blends for use in tobacco cigarettes and cigarillos, and is permitted to license such blends for re-sale by Murphy (the “Predicates”).

B.Supplier is the manufacturer of multiple tobacco products including cigarettes, very low nicotine cigarettes, filtered cigars and moist snuff products as set forth on Exhibit B.

C.Supplier is a Participating Manufacturer under the MSA and will make all required payments under the MSA for the products.

D.Supplier is currently developing other tobacco products including premium cut pipe tobacco and heat not burn products.

E.22nd Limited is an affiliate of Supplier and the exclusive owner in the United States of America of the VLN® trademark (the “VLN Trademark”).

F.22nd Century is the recipient of (i) a Modified Risk Grant Order (the “MRTP Order”) from the FDA dated December 23, 2021 for the VLN® King and VLN® Menthol King cigarettes (the “VLN Products”), and (ii) a Marketing Granted Order (the “PMTA Order”) from the FDA in connection with a Premarket Tobacco Product Application for the VLN Products which authorizes the marketing and introduction of the VLN Products into interstate commerce. The MRTP Order, the PMTA Order and other proprietary technology and information required to manufacture and market the VLN Products are defined as the “VLN Assets”).

G.22nd Century has distribution networks setup throughout the United States for tobacco products.

H.Murphy wishes to engage Supplier as the exclusive supplier in the Territory (as herein defined) of the Products as identified in any addendums attached hereto (such identified products to be the “Products” as used herein), some or all of which bearing the Trademark, and in certain cases license formulas for the Predicates, or the VLN Assets, and

Supplier wishes to accept such engagement, all subject to the terms and conditions of this Agreement, including the Exhibits hereto and Addendums which will be added for each Product selected by Murphy or new service type selected by Murphy.

NOW, THEREFORE, in consideration of the mutual premises of this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

1.DEFINITIONS

Except as otherwise specifically required by the context, the following terms shall have the respective meanings hereinafter set forth in this Section 1.

“Affiliate” shall mean a person who directly or indirectly owns or controls, is owned or controlled by, or is under common ownership or control with, another person. Solely for purposes of this definition, the terms “owns,” “is owned” and “ownership” mean ownership of any equity interest, or the equivalent thereof, of fifty percent (50%) or more, and the term “person” means an individual, partnership, committee, association, corporation or any other organization or group of persons.

“Designated Wholesaler” shall mean those tobacco wholesalers who are authorized by Murphy to purchase the Product from Supplier and are listed on Exhibit C, which list may be amended from time to time by Murphy.

“Field of Use” shall mean physically printed promotional materials, point-of-sale displays, and digital advertisements on Murphy’s “Murphy Drive Rewards” app, or any affiliate’s app, for Products that are for Murphy’s, or any affiliate’s, retail sale of the Product in the Territory and that are in full compliance with all applicable government laws, rules, requirements and regulations, including without limitation the MSA and any health warning display requirements and plan approvals.

“MSA” shall mean the Master Settlement Agreement dated November 23, 1998.

“Territory” shall mean the geographic territory comprised of the United States of America (including its territories and possessions).

2.APPOINTMENT; EXCLUSIVITY. During the Term of this Agreement, Murphy appoints Supplier as its exclusive supplier of the Products in the Territory, for distribution and sale in the Territory.

3.SUPPLY OF THE PRODUCT

3.1.General. During the Term of this Agreement, Supplier shall be the exclusive supplier of the Products, which Products shall be manufactured to specifications according to each applicable Addendum, in a quantity, at a price, and over a period of time as hereinafter set forth.

3.2.Quality Product. Supplier shall diligently and continuously use its reasonable best efforts to maintain the quality and specifications of each of the Product varieties set forth on applicable Addendums in conformity with the samples previously approved by Murphy.

3.3.Supply. Subject to the terms and conditions hereof, Supplier shall continuously supply the Products during the Term of this Agreement and shall make them available for purchase by the Designated Wholesalers, except to the extent that Supplier is prohibited from doing so by any law, rule, regulation, court order or notice from or other action taken by any governmental agency.

4.PRODUCT DESCRIPTION AND QUALITY

4.1.Product Types. The Product shall be the varieties of tobacco Products more specifically described in Addendums to this Agreement.

4.2.Product Specifications. The Product shall at all times be supplied by Supplier in accordance with the specifications mutually agreed by the parties and as set forth on an addendum specific to each Product type. These specifications have been furnished in sufficient detail to permit the application of Murphy’s quality control program to verify that the Product is of a consistent quality. Supplier shall provide Murphy with copies of all filings made in connection with MSA registration, if applicable, or any other governmental reports made in connection with or related to the Products.

4.3.Product Packaging.

a)Supplier shall be responsible for ensuring that the Product’s packaging and labeling shall be in conformity with all applicable trademark, copyright and similar intellectual property laws and regulations in effect in the Territory.

b)Supplier shall be responsible for ensuring that the Product’s packaging and labeling shall be in conformity with all other applicable laws and regulations in effect in the Territory, including, but not limited to the Family Smoking Prevention and Tobacco Control Act of 2009. Supplier shall cause the Product to be packaged and labeled in accordance with Murphy’s written instructions with respect thereto and the specifications for each variety of the Product set forth on each applicable addendum, and such other additional specifications as shall be mutually agreed by Supplier and Murphy in writing from time to time.

5.PINNACLE TRADEMARK LICENSE

5.1.Use of Pinnacle® Trademark; During the Term of this Agreement and subject to the terms and conditions set forth in this Agreement, Supplier hereby grants Murphy a non-exclusive and non-transferable license to use the Trademark in the Field of Use and Territory in connection with the sale of the Products.

5.2.Limitations. Murphy may not sublicense the rights provided in Section 5.1 to any third party. Murphy shall not use the Trademark outside the Field of Use. Murphy shall not use the Trademark outside the Territory. Murphy shall not use the Trademark in connection with goods or services other than Products.

5.3.General Quality Standards. The quality of all promotional or advertising materials related to Products and/or the Trademark shall be of a high standard in the industry and shall be in full conformity of all applicable laws, rules, requirements and regulations. Murphy agrees to strictly comply, and maintain compliance, with use requirements and rights of approval of Supplier, made known to Murphy prior to signing of this Agreement, in respect to any and all promotional or advertising materials related to Products and/or the Trademark and any and all usage of the Trademark. Supplier reserves the right to develop standards, use requirements and rights of approval in respect to any and all promotional or advertising materials related to Products and/or the Trademark and any and all usage of the Trademark.

5.4.Approval. All use of the Trademark by Murphy must be pre-approved in writing by Supplier. In addition, any and all use of the Trademark by Murphy shall be subject to Supplier’s trademark usage policy once developed, and as may be adopted or amended from time to time.

5.5.Regulatory Requirements. All use of the Trademark by Murphy must be in full accordance with any and all health warning display requirements and plan approvals now or hereafter required or in effect in the Territory, including without limitation an approved rotational health warning plan and any and all requirements of the MSA as communicated to Murphy by Supplier.

5.6.Maintaining Goodwill. Murphy agrees that Murphy shall not materially misuse the Trademark, take any action that would bring the Trademark into public disrepute, or take any action that would reasonably be expected to destroy or materially diminish 22nd Century’s ownership, value or goodwill in the Trademark

5.7.Benefit. Murphy’s use of the Trademark will inure to the sole benefit of the owner of the Trademark listed on EXHIBIT A. Murphy agrees not to adopt, use or register any corporate name, trade name, domain name, trademark, service mark, certification mark or other designation similar to, or containing in whole or in part, the Trademark. All rights in the Trademark other than those specifically granted herein are reserved by Supplier

5.8.Markings. Murphy agrees to place on all material in connection with which the Trademark is used such legends, markings and notices as Supplier may request to protect the interests of Supplier in the Trademark. As set forth above, any use of the Trademark shall be submitted to Supplier for its prior written approval in each instance. Without limiting the foregoing, Murphy shall add the appropriate trademark symbol or designation (i.e., “TM” or “®”) as directed by Supplier.

5.9.Compliance with Laws. Without limiting any other provision of this Agreement, no party shall undertake, nor cause nor permit to be undertaken, any activity with regard to the Trademark which is illegal under or in violation of any laws, decrees, requirements, rules or regulations in effect in the United States and shall comply with all government laws, decrees, rules, requirements and regulations with regard to the Trademark. Each party will comply with all applicable regional, federal, state and local government laws, statutes, ordinances, rules, requirements, norms and regulations regarding the sales, advertisement, marketing and distribution of the Products under this Agreement, including without limitation all sales tax requirements, and shall take all reasonable steps to cause any and all entities associated or connected with the distribution and/or sale of Products, including without limitation the Designated Wholesaler and all Product retailers, to also comply with such laws, rules, requirements, norms and regulations, including without limitation all licensing and excise tax requirements. Supplier shall be responsible for filing any applicable warning rotational plan required by law.

5.10.Term. The Trademark license granted in Section 5.1 shall commence and end in accordance with Sections 5.11, 8, 9, and 10.

5.11.Termination of Trademark Rights. The parties agree that, except as contemplated by Section 10, immediately following the expiration or termination of this Agreement, all rights of Murphy to use the Trademark shall cease and (i) the license to the Trademark granted to Murphy shall immediately terminate, cease and automatically revert to Supplier; (ii) Murphy shall immediately cease using the Trademark and any items making it appear that Murphy is affiliated or associated with Supplier; and (iii) Murphy shall immediately deliver to Supplier or its designee all items, including without limitation all unused promotional and advertising material, within Murphy’s possession or control that bear the Trademark. Murphy shall not, during the Term hereof or after the expiration of this Agreement, pursue any trademark, trade name or copyright registration of the Trademark in the Territory without Supplier’s prior written consent.

6.OBLIGATIONS OF MURPHY

6.1During the Term of this Agreement, Murphy:

(a)(i) shall not purchase or procure Products listed in an attached Addendum from any source other than Supplier for distribution in the Territory, and (ii) shall not authorize and/or permit any other person or entity other than Supplier to make, manufacture, offer and/or sell the Products in the Territory; and

(b)agrees to be bound by all provisions of (i) the MSA with regard to any cigarette Products produced by Supplier and (ii) this Agreement and all Exhibits hereto. However, for the sake of clarity, the Parties do not intend through this agreement to make Murphy USA a Tobacco Product Manufacturer or Participating Manufacturer under the MSA.

6.2The Products shall be sold and distributed only in the Territory unless product is designated to be for export and bears all the markings as required by the Tobacco Tax and Trade Bureau or any other governmental entity having jurisdiction over the Products.

7.PRICE AND PRICE CHANGES

7.1.List Price. Except as otherwise provided herein, the List Price which Supplier charges Designated Wholesalers for the Products during each calendar year shall be set forth on the Addendum applicable to each Product. Notwithstanding the foregoing, Supplier may change the List Price at any time for (i) amounts due or to be due for tax increases, MSA/FDA payments, industry wide surcharges any other governmental and/or regulatory amounts which are assessed against Supplier after the date of this Agreement and (ii) increases in raw materials required to manufacture and package the Products.

7.2.Invoicing/Payment Terms. All invoices shall be billed by Supplier to the Designated Wholesaler at the List Price in response to purchase orders confirmed and accepted by Supplier from Designated Wholesalers. All invoices are payable in accordance with Supplier’s then current standard terms of payment. Any failure to comply with Supplier’s then current standard terms shall, with respect to all future shipments, relieve Supplier of its obligation to deliver the Product to a bonded warehouse in response to purchase orders received by Supplier from the noncomplying Designated Wholesalers. Supplier may refuse to sell Products to any Designated Wholesaler that does not comply with the provisions of this Agreement.

7.3.Shipment and Delivery. All purchase orders shall be submitted directly to Supplier by each Designated Wholesaler and all shipments of the Products shall be direct from Supplier to Designated Wholesalers as agreed to between those parties.

7.4.Returns. Each Designated Wholesaler shall have the duty to inspect all Products at the time of pickup of such Products from the bonded warehouse designated by Supplier and if any such Products are determined by the Designated Wholesaler and Supplier to be damaged by Supplier prior to shipment of such Products or by the shipping company after the shipping company picked up the Products from Supplier for delivery to the bonded warehouse selected by Supplier, then the Designated Wholesaler must report such matter in writing to Supplier by the next business day immediately following the pickup of such Products from the bonded warehouse designated by Supplier. If the Designated Wholesaler has reported such damage to Supplier in writing in a timely manner, then Supplier shall accept the return of such damaged Products (limited to warehouse or shipment damages only) which are approved in writing in advance by Supplier. Supplier shall provide a credit to the Designated Wholesaler for all pre-approved returns of damaged Product at the lower of: (i) the invoiced List Price; or (ii) the List Price in effect on the date the returned Product is received by Supplier. All amounts due for damaged Product returns to Supplier that have been paid for in full by the Designated Wholesaler to Supplier shall be reflected in a credit memo to the Designated Wholesaler within thirty (30) days of the date such damaged Product is received by Supplier.

7.5.Breach of Payment Obligation by Designated Wholesaler. The Parties agree that Supplier shall have the right, at the sole option of Supplier, to refuse to sell the Products to any Designated Wholesaler if such Designated Wholesaler fails to pay Supplier in accordance with the provisions of this Agreement and such failure remains unremedied for ten (10) days after it shall have received written notice thereof from Supplier.

8.TERM

The Term of this Agreement shall commence on the date hereof and shall end on the later of (i) the date which is five (5) years after the Effective Date or (ii) the date on which there are no Addendums currently in effect, provided that the Term will be automatically extended by five (5) year terms on such anniversary and each anniversary thereafter unless written notice is given by either Party at least ninety (90) days period to the end of such applicable anniversary, or (ii) if this Agreement is terminated earlier pursuant to the termination provisions in the Agreement.

9.TERMINATION

9.1.This Agreement may be terminated, or Supplier may refuse to sell Products to any Designated Wholesaler, as the case may be, prior to the expiration of the Term hereof, if and when any of the following events occur:

a)

Breach of Agreement by Murphy or Supplier. Supplier or Murphy may terminate this Agreement upon the occurrence of a material breach of any agreement, covenant, representation, warranty or undertaking contained in this Agreement by the other party, if the matter remains unremedied for thirty (30) days after the defaulting party shall have received written notice thereof from the aggrieved party.

b)

Bankruptcy or Cessation of Business. Supplier shall have the right, but not the obligation, to refuse to sell Products to any Designated Wholesaler upon such Designated Wholesaler’s cessation of business, election to dissolve, dissolution, insolvency, failure in business, commission of an act of bankruptcy, general assignment for the benefit of creditors, filing of any petition in bankruptcy or for relief under the provisions of the bankruptcy laws, or in the event of non-payment in full in a timely manner of any amounts owed to Supplier by any such Designated Wholesaler. Supplier also shall have the right, but not the obligation, to terminate this Agreement in the event of Murphy’s material cessation from the sale of cigarettes or tobacco products, complete cessation of business, election to dissolve, dissolution, insolvency, failure in business, commission of an act of bankruptcy, general assignment for the benefit of creditors, filing of any petition in bankruptcy or for relief under the provisions of the bankruptcy laws, or in the event of non-payment of any amounts owed to Supplier by Murphy, any Affiliate of Murphy and/or any Designated Wholesaler; provided, however, that Murphy shall not be deemed to be in breach of this Section 9.1 in the event Murphy elects to dissolve or actually dissolves after Murphy has completed any assignment of this Agreement as permitted under Section 20. Murphy also shall have the right, but not the obligation, to immediately terminate this Agreement upon written notice in the event of Supplier’s cessation of business, election to dissolve, dissolution, insolvency, failure in business, commission of an act of bankruptcy, general assignment for the benefit of creditors, filing of any petition in bankruptcy or for relief under the provisions of the bankruptcy laws, violation or likely violation of law (to be determined in Murphy’s sole discretion), or where the sale of the Product becomes restricted or otherwise unlawful. If Murphy terminates the Agreement for Breach as described in Section 9, Supplier shall refund to Murphy any amounts paid for products that relate to the subject of the breach.

9.2.Termination for Convenience. Murphy may terminate this Agreement for any reason upon written notice to Supplier. If Murphy gives notice of termination under Subsection 9.2. and Supplier is not in breach of this Agreement, Murphy will pay all authorized fees and expenses due hereunder as of the effective date of termination.

9.3.Addendums. All Addendums to this Agreement shall terminate concurrently with the termination of this Agreement.

10.RIGHTS AND OBLIGATIONS ON TERMINATION

10.1.Intentionally Omitted

10.2.Reversion of Right. Except as contemplated by Section 10.3 hereof, immediately upon the effective date of termination of this Agreement, for whatever reason, all the trademark rights granted to Murphy hereunder shall cease and revert to Supplier. Murphy will be deemed to have automatically assigned to Supplier, all trademark rights, goodwill, and other rights in or to the Trademark. Murphy shall upon the termination of this Agreement execute any instruments reasonably requested by Supplier to accomplish or confirm the foregoing. Any such assignment shall be only for the consideration of the mutual covenants and considerations of this Agreement. In addition, upon and after such termination of this Agreement for whatever reason, Murphy will forthwith refrain from further use of the Trademark or of any name which is confusingly similar to the Trademark.

10.3.Windup Obligations. During the six-month period immediately following the effective date of the termination of this Agreement, or such additional period to which Supplier and Murphy shall agree in writing (hereinafter the “Windup Period”), the parties shall observe the following with regard to Products intended for sale at Murphy retail locations (and excluding Products intended for sale through non-Murphy retail locations pursuant to a Sales Agent addendum or otherwise):

(a)Supplier shall not be required to perform any further production of the Product, except that Supplier agrees that it shall turn all work-in process into finished Product and to complete any unfinished production runs as long as Supplier receives payment guarantees in advance from all applicable Designated Wholesalers or Murphy for all such Products that will result from such work-in-progress and unfinished production runs;

(b)As soon as practicable following the effective date of termination, Supplier shall provide to Murphy a schedule of all Product in its inventory (whether on hand or in transit) broken down by variety, which inventory schedule shall include all Product to be finished pursuant to Section 10.3(a) above;

(c)Murphy shall use its best efforts during the Windup Period to cause the

Designated Wholesalers to purchase, at the then current List Price, all inventory of the Product set forth on Supplier’s aforementioned inventory schedule, with Supplier having no obligation to complete any work-in-progress and/or finish and unfinished production runs unless and until Supplier receives payment guarantees in advance from all applicable Designated Wholesalers or Murphy for all such Products that will result from such work-in-progress and unfinished production runs; and

(d)All purchases of the Product during the Windup Period shall be effected in accordance with the applicable provisions of this Agreement, including, without limitation, Section 7 hereof.

10.4.Payments by Murphy. Within thirty (30) days following Murphy’s receipt of Supplier’s invoice, which invoice shall be sent following the end of the Windup Period, Murphy shall (except as set forth below) pay Supplier for the following:

(a)All inventory of Product at the then current List Price less all inventory sold during the Windup Period (and following receipt of payment Supplier shall ship all such Product in accordance with Murphy’s written instructions); and

(b)Any remaining raw materials or packaging materials unique to the Product at Supplier’s out of pocket cost, as the case may be, (and following receipt of payment Supplier shall ship, or cause to be shipped, all such materials to Murphy).

If Murphy fails to pay Supplier’s invoice within such thirty (30) day period, then as Supplier’s sole remedy, Supplier shall be entitled to sell and dispose of all such inventory and packaging materials to any person at such prices and terms as Supplier in its sole discretion shall determine, with Murphy having the continued right to use the Trademark during such period of time until all such items with any Trademark have been sold by Murphy or the Designated Wholesalers under this provision of this Agreement.

11.INSURANCE

11.1.Scope and Limits. Supplier will procure and maintain insurance coverage according to the requirements detailed below throughout the term of this Agreement. Supplier will procure all insurance coverage from insurance carriers with a rating of at least A-VIII in the most recent edition of the A.M. Best Key Rating Guide (Property & Casualty) or its successor publication. For general liability coverage, Supplier will maintain coverage according to the requirements detailed below throughout the term of this Agreement and for the five-year period following its completion of the services:

a)Workers’ compensation insurance in accordance with applicable state and federal laws and employers’ liability insurance that covers all employees involved with the delivery or Product under this Agreement with limits of at least $1,000,000, endorsed to provide coverage for an alternate employer;

b)Commercial general liability insurance with limits of at least $1,000,000 for each occurrence for bodily injury or property damage and with annual general aggregates of at least $2,000,000 for products-completed operations and for general aggregate;

c)Comprehensive automobile liability insurance, including contractual liability to cover all owned, hired, and non-owned automobiles, with a combined single limit of not less than $1,000,000 for each occurrence for bodily injury or property damage;

d)Excess or umbrella liability insurance with a combined single limit of not less than $10,000,000 for each occurrence and $10,000,000 in the aggregate for bodily injury or property damage covering excess of the required employers’ liability, commercial general liability, and comprehensive automobile liability insurance.

e)Upon request, Supplier shall provide Murphy with certificates of insurance that establish that Supplier has insurance coverage that satisfies the requirements of this agreement. Supplier’s insurance coverage required under this agreement will: (i) for commercial general liability and upon request, name Murphy as an additional insured and (ii) for commercial general liability, waive all rights of subrogation against Murphy.

12.INDEMNIFICATION

12.1.Supplier. Supplier will indemnify Murphy, its directors, officers, agents, employees, and Affiliates and hold them harmless from and against any and all claims, actions, damages, liability, and expense, including reasonable attorney’s fees, in connection with: (i) loss of life, personal injury, or damage to any property arising from or in connection with this Agreement (including the services and Products provided under this Agreement), occasioned wholly or in part by any act or omission of Supplier, or its agents, employees, subcontractors, or Supplier; (ii) a violation or alleged violation of law by Supplier, its agents, employees, subcontractors; (iii) any breach of warranty or failure to satisfy any obligation by Supplier set forth in this Agreement; (iv) the unauthorized use of or infringement of any trademark, service mark, copyright, patent, process, method, device, or other proprietary right arising from Murphy’s use of any of the services or Products provided under this Agreement; and (v) any claims alleging design defect or other products liability claim not arising from the actions of Murphy.

12.2.Murphy. Murphy will indemnify Supplier, its directors, officers, agents, employees, and Affiliates and hold them harmless from and against any and all claims, actions, damages, liability, and expense, including reasonable attorney’s fees, in connection with: (i) loss of life, personal injury, or damage to any property arising from or in connection with this Agreement occasioned wholly or in part by any act or omission of Murphy, or its agents, employees, or subcontractors; (ii) a violation or alleged violation of law by Murphy, its agents, employees, or subcontractors; and (iii) any breach of warranty or failure to satisfy any obligation by Murphy set forth in this Agreement.

12.3.Conditions. Each Party’s indemnity obligation under Section 12.1 and 12.2 of this Agreement is conditioned upon: (i) the indemnified Party promptly notifying the indemnifying Party in writing of any actual or threatened claim; (ii) the indemnified Party giving the indemnifying Party sole control of the defense of any actual or threatened claim and any related settlement negotiations; and (iii) the indemnified Party cooperating and, at the indemnifying

Party’s request and expense, assisting in the defense of any actual or threatened claim. The indemnifying Party will not enter into a settlement agreement that obligates in any way the indemnified Party or that has a material adverse effect on the indemnified Party without the indemnified Party’s express written consent.

13.MANUFACTURER WARRANTY

Supplier expressly represents and warrants to Murphy that the Product when picked up by the transportation company for delivery to the designated bonded warehouses selected by Supplier in the Territory, shall (1) be of merchantable quality and free from imperfection and defects in and of the Product, (2) shall fully comply at all times with the Product specifications described in Section 4.2, and (3) comply with all laws, rules, and regulations relating to the sale of the products. Claims for Product not complying with the above warranty must be submitted by Murphy within two (2) months from the date of receipt at a Murphy retail location of the non-complying Product. At Murphy’s option, Supplier will promptly replace non-complying Products or issue a refund for such non-complying Products. Except as provided in this Agreement. SUPPLIER MAKES NO ADDITIONAL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED BY LAW, AND ANY SUCH REPRESENTATIONS OR WARRANTIES ARE HEREWITH EXCLUDED AND DISCLAIMED. The aforementioned representations and warranties shall apply only within the Territory.

14.COMPLIANCE WITH REGULATIONS, CONSENT ORDERS

Supplier and Murphy do expressly represent and warrant that in connection with the storage, shipment, packaging, labeling, marketing, advertising, promotion and sale of the Product, it shall comply with all applicable U.S. municipal, county, state and federal laws, rules, regulations and applicable taxes in the Territory, and with any applicable consent orders and voluntary programs of the U.S. cigarette industry, including, but not limited to the FDCA. Supplier shall be responsible for the payments under the MSA with respect to the Products and shall pay the taxes specified in subsection II (2) of the MSA on the Products. Supplier shall be responsible for full compliance with FDCA and other applicable statutes and regulations with respect to manufacturing, reporting, labeling, and packaging of the Products. Supplier shall indemnify, defend and hold Murphy harmless from and against any and all fines, costs penalties and suits arising out of Supplier’s breach of this paragraph 14; provided, however, that Supplier shall not be obligated to indemnify, defend and/or hold Murphy harmless from and against any and all fines, costs penalties and suits arising out of Supplier’s breach of this paragraph 14 if such breach by Supplier was caused by the delay or failure of Murphy and/or any third-party, including but not limited to any Designated Wholesaler, to provide Supplier with any required information and/or payments. Murphy agrees to use its best efforts to encourage each Designated Wholesaler to promptly provide Supplier with all information requested by Supplier to enable Supplier to fully and timely comply with all provisions of the MSA and any and all MSA related compliance statutes and regulations in effect within the Territory.

15.CONFIDENTIAL AND PROPRIETARY INFORMATION

Each party agrees that information concerning the other party’s business (including that of all Affiliates) is Confidential and Proprietary Information and each party agrees that it will not permit the duplication or disclosure of any Confidential and Proprietary Information to any person (other than employees or contractors of the other party who must have such information for the performance of its obligations hereunder) unless such duplication, use or disclosure is specifically authorized by the other party in writing. The term “Confidential and Proprietary Information” is not meant to include: (i) any information which is in the public domain other than as a consequence of the receiving party’s breach; (ii) information that was known or otherwise available to the receiving party prior to the disclosure by the disclosing party; (iii) information disclosed by a third party to the receiving party after the disclosure by disclosing party, if such third party’s disclosure does not violate any obligation of the third party to disclosing party; or (iv) information which disclosing party authorizes in writing for release. Notwithstanding the foregoing, either party may disclose Confidential and Proprietary Information as may be required by compulsory order of a court, or other administrative body or governmental body having appropriate jurisdiction. Neither Party will use any name, trade name, trademark, or other designation of the other Party in advertising, publicity, promotional, or marketing materials, or any other activity, including announcements about this Agreement, without the express written consent of the other Party in each instance.

16.CHANGE OF CONTROL.

In the event of a Change of Control of Murphy, including any merger, acquisition, sale, or transfer of a controlling interest in Murphy or its assets (the “Change of Control Event”), Murphy shall provide Supplier with prior written notice of the Change of Control Event no less than thirty (30) days before its effective date. Upon such Change of Control Event, Murphy shall ensure that this Agreement, and all obligations and rights herein, are assigned to and assumed by the acquiring party or successor entity as a condition of the transaction.

17.INDEPENDENT CONTRACTOR

For all purposes under this Agreement, Supplier, and Murphy shall be and act as independent contractors, and under no circumstances shall the contractual relationship between the parties be deemed or construed as one of agency, partnership, joint venture, employment or otherwise than the relationship of independent contractors as stated above, nor does either party have any authority whatsoever or in any event to act on behalf of or bind or commit the other in any manner whatsoever, except as hereinbefore provided. Each party hereto shall be solely responsible for the conduct of its employees in connection with such employees’ performance of each party’s obligations hereunder.

18.FORCE MAJEURE

No party hereto shall be liable for any failure to comply with any of the terms or provisions of this Agreement to the extent any such failure is caused directly or indirectly by Acts of God, fire, flood, strike, union or other labor problems, war (whether or not declared), riots, insurrection, sabotage, changes in applicable law, government restrictions imposed subsequent to the date hereof or other acts or causes beyond the control of or without fault on the part of such party; provided, however, that the provisions of this Section 18 shall not apply to the payment of money in a timely manner. Upon the occurrence of any event of the type referred to in this Section 18, the party affected thereby shall give prompt written notice thereof to the other party hereto, together with a description of such event and the duration for which such party expects its ability to comply with the provisions of this Agreement to be affected thereby. The party affected shall thereafter devote its reasonable best efforts to remedy, to the extent possible, the conditions (except in the case of strikes or other labor problems) giving rise to such event and to resume performance of its obligations hereunder as promptly as possible.

19.SURVIVING PROVISIONS

The provisions of Sections 5.4, 10, 11, 12, 13, 14, 15, 19 and 21 hereof shall survive the expiration or termination of this Agreement by either party for any reason.

20.ASSIGNMENT

This Agreement and the rights granted hereunder are personal to the respective parties and shall not in any manner whatsoever be assigned, sublicensed (except in the case of Supplier, which may assign any and all of its rights and obligations under this Agreement to any other Affiliate of Supplier that is qualified to manufacture the Products), subcontracted, or divided by any party without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, however, that (i) Supplier shall have the right to assign this Agreement to any person or entity that purchases or otherwise acquires all or substantially all of its assets or voting securities without the prior written consent of any other party and (ii) Murphy shall have the right to assign this Agreement to any person or entity that purchases or otherwise acquires all or substantially all of its assets or voting securities without the prior written consent of Supplier. This Agreement and the provisions hereof shall be binding at all times upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns. There are no third-party beneficiaries under this Agreement.

21.MISCELLANEOUS

21.1.Notices. Any notice required or desired to be given hereunder for any reason, including but not limited to a notice which relates to the termination of this Agreement, a breach of this Agreement or to a claim for indemnification, in all cases shall be in writing and sent by certified mail, return receipt requested, postage pre-paid, or by personal delivery, facsimile with electronic confirmed receipt, or overnight courier service, addressed to the parties as follows:

NASCO Products, LLC

[REDACTED]

With a copy to:

General Counsel

[REDACTED]

MURPHY

Murphy Oil USA, Inc.

[REDACTED]

With a copy to:

Murphy Oil USA, Inc.

[REDACTED]

21.2.Entire Agreement. This Agreement and the Exhibits and Addendums hereto constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, superseding any prior written or oral agreements among them. No warranties, representations, understandings, inducements, promises, guarantees, agreements or conditions, express or implied, not expressly contained herein, have been made or shall be enforceable by either party concerning the subject matter hereof or any relationship between the parties. No provision of this Agreement may be changed or modified, in part or in whole, except by written agreement signed by Supplier and Murphy.

21.3.Governing Law. Venue. This Agreement is made in the State of Delaware, and all matters pertaining to its execution. interpretation and performance shall be governed by the laws of the State of Delaware. without regard to its principles of conflict of law. Supplier irrevocably submits to the personal jurisdiction of the federal and state courts located in or serving the State of Delaware for any judicial actions in connection with this Agreement and waives any objection it may have to either the jurisdiction of or venue in such courts.

21.4.Severability. The invalidity of any portion of this Agreement shall not affect the validity of the remainder of this Agreement, provided, however, that such invalidity does not frustrate the purposes of this Agreement.

21.5.Limitation of Liability. TO THE EXTENT PERMITTED BY LAW, NEITHER PARTY WILL BE LIABLE TO THE OTHER OR ANY THIRD PARTY FOR LOST PROFITS, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, SPECIAL, EXEMPLARY, OR INDIRECT DAMAGES OF ANY KIND, EVEN IF THAT PARTY HAD BEEN ADVISED OF THESE TYPES OF DAMAGES IN ADVANCE OR IF THESE TYPES OF DAMAGES WERE FORESEEABLE. TO THE EXTENT PERMITTED BY LAW, THE TOTAL, CUMULATIVE LIABILITY OF EACH PARTY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE SERVICES PROVIDED UNDER THIS AGREEMENT, WHETHER BASED ON CONTRACT, IN TORT, OR ON ANY OTHER LEGAL OR EQUITABLE

THEORY, WILL BE LIMITED TO THE TOTAL AMOUNT PAID BY MURPHY USA DURING THE TERM OF THIS AGREEMENT. THE LIMITATIONS ON AND EXCLUSIONS OF LIABILITY IN SECTION 21.5 OF THIS AGREEMENT WILL NOT APPLY TO DAMAGES THAT ARISE FROM EITHER PARTY’S OBLIGATIONS UNDER SECTIONS 12 AND 15 OF THIS AGREEMENT. THE LIMITATIONS ON AND EXCLUSIONS OF LIABILITY IN SECTION 21.5 OF THIS AGREEMENT ALSO WILL NOT APPLY TO ANY LOSSES COVERED BY THE INSURANCE THAT IS REQUIRED UNDER SECTION 11 OF THIS AGREEMENT OR THAT IS OTHERWISE AVAILABLE TO SUPPLIER.

21.6.Counterparts. This Agreement may be executed by the parties hereto in separate counterparts which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and do each hereby warrant and represent that their respective signatory whose signature appears below has been and is on the date of this Agreement duly authorized by all necessary and appropriate corporate action to execute this Agreement.

NASCO Products, LLC

By:
Name:	Scott Marion
Title:	Manager
Date:

22nd century group, inc.

By:
Name:	Lawrence Firestone
Title:	Chief Executive Officer
Date:

22nd century LIMITED, LLC

By:
Name:	Lawrence Firestone
Title:	Manager
Date:

MURPHY OIL USA, INC.

By:
Name:
Title:
Date: